  Exhibit 99.1      Brookdale Reports June 2024 Occupancy  Nashville, Tenn., July 9, 2024 – Brookdale Senior Living  Inc. (NYSE: BKD) reported today  its consolidated occupancy for  June 2024.    2023    2024  Occupancy  Jun  Jul  Aug  Sep  Oct  Nov  Dec    Jan  Feb  Mar  Apr  May  June  Wtd. avg.   76.8%  77.1%  77.6%  78.2%  78.6%  78.4%  78.3%    78.0%  77.9%  77.9%  77.9%  78.1% 78.2%  Month end  78.2%  78.5%  79.3%  79.7%  79.5%  79.6%  79.3%    79.3%  79.2%  79.1%  79.2%  79.5% 79.7%    June 2024 Observations:   June 2024 weighted average occupancy increased 140 basis points over the prior year to 78.2%.   June year‐over‐year growth was supported by move‐in volumes above pre‐pandemic average and comparable  to the prior year period, and move‐outs below the prior year period, as adjusted for dispositions.   Sequentially, June weighted average occupancy grew 10 basis points while June month end occupancy grew 20  basis points, supporting a second quarter 2024 weighted average sequential occupancy increase of 20 basis  points compared to the first quarter 2024.   Both June and second quarter weighted average occupancy results reflected a continued outperformance  versus pre‐pandemic normal seasonality.   Second quarter weighted average occupancy increased 160 basis points compared to the prior year quarter.  About Brookdale Senior Living   Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to  its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company,  through  its  affiliates,  operates  independent  living,  assisted  living,  memory  care,  and  continuing  care  retirement  communities. Through its comprehensive network, Brookdale helps to provide seniors with care, connection, and services  in an environment  that  feels  like home. The Company’s expertise  in healthcare, hospitality, and  real estate provides  residents with opportunities  to  improve wellness, pursue passions, make new  friends, and stay connected with  loved  ones. Brookdale, through its affiliates, operates and manages 649 communities in 41 states as of June 30, 2024, with the  ability to serve approximately 59,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker  symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or YouTube.    Jessica Hazel, VP Investor Relations • 615‐564‐8104 • email: Jessica.hazel@brookdale.com  74% 76% 78% 80% Jun 2023 Jul Aug Sep Oct Nov Dec Jan 2024 Feb Mar Apr May June Weighted average Month end Wtd. Avg. 2Q 2024   78.1%  1Q 2024   77.9%    4Q 2023   78.4%  3Q 2023   77.6%  2Q 2023   76.5%  1Q 2023   76.3%  4Q 2022   77.1%  3Q 2022   76.4%  2Q 2022   74.6%  1Q 2022   73.4%    Brookdale’s Consolidated Occupancy